Exhibit 4.2

WESTERN GAS PARTNERS, LP,
as Issuer
and
THE SUBSIDIARY GUARANTORS NAMED HEREIN
as Guarantors
$500,000,000
5.375% SENIOR NOTES DUE 2021
FIRST
SUPPLEMENTAL
INDENTURE
Dated as of May 18, 2011

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Trustee

EXHIBIT A:	Form of Note

-i-

          FIRST SUPPLEMENTAL INDENTURE dated as of May 18, 2011 (this “Supplemental Indenture”) among WESTERN GAS PARTNERS, LP, a Delaware limited partnership (the “Partnership”), the subsidiary guarantors signatory hereto (the “Subsidiary Guarantors”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as trustee (the “Trustee”).
W I T N E S S E T H:
          WHEREAS, the Partnership and Subsidiary Guarantors have heretofore entered into an Indenture, dated as of May 18, 2011 (the “Base Indenture”), with Wells Fargo Bank, National Association, as trustee;
          WHEREAS, the Base Indenture, as supplemented by this Supplemental Indenture, is herein called the “Indenture;”
          WHEREAS, under the Base Indenture, a new series of Debt Securities may at any time be established by the Board of Directors of the general partner of the Partnership in accordance with the provisions of the Base Indenture and the form and terms of such series may be established by a supplemental indenture executed by the Partnership and the Trustee;
          WHEREAS, also under the Base Indenture, a series of Debt Securities may be entitled to the benefit of the Guarantees of the Subsidiary Guarantors as set forth in Article XIV of the Base Indenture, which entitlement shall be so designated in the supplemental indenture related to such Debt Securities;
          WHEREAS, the Partnership proposes to create under the Indenture a new series of Debt Securities, such series to be guaranteed by the Subsidiary Guarantors;
          WHEREAS, additional Debt Securities of other series hereafter established, except as may be limited in the Base Indenture as at the time supplemented and modified, may be issued from time to time pursuant to the Base Indenture as at the time supplemented and modified; and
          WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make it a valid and binding obligation of the Partnership and the Subsidiary Guarantors have been done or performed.
          NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
          Section 1.01. Establishment. (a) There is hereby established a new series of Debt Securities to be issued under the Indenture, to be designated as the Partnership’s 5.375% Senior Notes due 2021 (the “Notes”).
               (b) There are to be authenticated and delivered $500,000,000 principal amount of Notes on the date hereof, and from time to time thereafter there may be authenticated and delivered an unlimited principal amount of Additional Notes.
               (c) The Notes shall be issued initially in the form of one Global Security in substantially the form set out in Exhibit A hereto. The Depositary with respect to the Notes shall be The Depository Trust Company.
               (d) Each Note shall be dated the date of authentication thereof and shall bear interest from the date of original issuance thereof or from the most recent date to which interest has been paid or duly provided for.
               (e) If and to the extent that the provisions of the Base Indenture are duplicative of, or in contradiction with, the provisions of this Supplemental Indenture, the provisions of this Supplemental Indenture shall govern.
ARTICLE II
DEFINITIONS AND INCORPORATION BY REFERENCE
          Section 2.01. Definitions. All capitalized terms used herein and not otherwise defined below shall have the meanings ascribed thereto in the Base Indenture. The following are additional definitions used in this Supplemental Indenture:
     “Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes; provided, however, that if no maturity is within three months before or after the maturity date for such Notes, yields for the two published maturities most closely corresponding to such United States Treasury security shall be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight line basis rounding to the nearest month.
     “Comparable Treasury Price” means, with respect to any redemption date for Notes, (1) the average of four Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest of all of the Reference Treasury Dealer Quotations or (2) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.
     “Consolidated Net Tangible Assets” means at any date of determination, the total amount of consolidated assets of the Partnership and its Subsidiaries after deducting therefrom (1) all current liabilities (excluding (a) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed and (b) current maturities of long-term debt), and (2) the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth, or on a pro forma basis would be set forth, on the consolidated balance sheet of the Partnership and its Subsidiaries for the most recently completed fiscal quarter, prepared in accordance with generally accepted accounting principles in the United States.
     “Debt” of any Person means, without duplication, (1) all indebtedness of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (3) all obligations of such Person in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto), other than standby letters of credit, performance bonds and other obligations issued by or for the account of such Person in the ordinary course of business, to the extent not drawn or, to the extent drawn, if such drawing is reimbursed not later than the third Business Day following demand for reimbursement, (4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred in the ordinary course of business, (5) all capitalized lease obligations of such Person, (6) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person (provided that if the obligations so secured have not been assumed in full by such Person or are not otherwise such Person’s legal liability in full, then such obligations shall be deemed to be in an amount equal to the greater of (a) the lesser of (i) the full amount of such obligations and (ii) the fair market value of such assets, as determined in good faith by the Board of Directors of such Person, which determination shall be evidenced by a Board Resolution, and (b) the amount of obligations as have been assumed by such Person or which are otherwise such Person’s legal liability), and (7) all Debt of others (other than endorsements in the ordinary course of business) guaranteed by such Person to the extent of such guarantee.
     “guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Debt. When used as a verb, “guarantee” has a correlative meaning.
     “Guarantee” means any guarantee by a Subsidiary Guarantor of the Partnership’s obligations under the Indenture and on the Notes.
     “obligations” means any principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization, whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees, and other liabilities or amounts payable under the documentation governing any Debt or in respect thereto.
     “Person” means any individual, corporation, partnership, joint venture, joint stock company, association, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

     “Principal Property” means whether currently owned or leased or subsequently acquired, any pipeline, gathering system, terminal, storage facility, processing plant or other plant or facility located in the United States of America or any territory or political subdivision thereof owned or leased by the Partnership or any of its Subsidiaries and used in the transportation, distribution, terminalling, gathering, treating, processing, marketing or storage of natural gas and natural gas liquids and propane except (1) any property or asset consisting of inventories, furniture, office fixtures and equipment (including data processing equipment), vehicles and equipment used on, or useful with, vehicles (but excluding vehicles that generate transportation revenues) and (2) any such property or asset, plant or terminal which, in the good faith opinion of the Board of Directors of the General Partner as evidenced by resolutions of the Board of Directors of the General Partner, is not material in relation to the activities of the Partnership and its Subsidiaries, taken as a whole.
     “Principal Subsidiary” means any of the Partnership’s Subsidiaries that owns or leases, directly or indirectly, a Principal Property.
     “Quotation Agent” means the Reference Treasury Dealer appointed by the Partnership.
     “Reference Treasury Dealer” means (i) each of Morgan Stanley & Co. Incorporated and one U.S. government securities dealer in The City of New York (a “Primary Treasury Dealer”) selected by Wells Fargo Securities, LLC, and their respective successors; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, the Partnership shall substitute therefor another Primary Treasury Dealer and (ii) two other Primary Treasury Dealers selected by the Partnership.
     “Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding the redemption date.
     “Revolving Credit Facility” means the Revolving Credit Agreement, dated as of March 24, 2011, among the Partnership, Wells Fargo Bank, National Association, as the administrative agent and the lenders party thereto, as amended, restated, refinanced, replaced or refunded from time to time.
     “Sale-Leaseback Transaction” means the sale or transfer by the Partnership or any Principal Subsidiary of any Principal Property to a Person (other than the Partnership or a Principal Subsidiary) and the taking back by the Partnership or any Principal Subsidiary, as the case may be, of a lease of such Principal Property.
     “Subsidiary” means, as to any Person, (1) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the outstanding capital stock having ordinary voting power is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or (2) any general or limited partnership or limited liability company, (a) the sole general partner or member of which is the Person or a Subsidiary of the Person or (b) if there is more than one general partner or member, either (i) the only managing general partners or managing members of such partnership or limited liability company are such Person or Subsidiaries of such Person or (ii) such Person owns or controls, directly or indirectly, a majority of the outstanding general partner interests, member interests or other voting equities of such partnership or limited liability company, respectively.
     “Subsidiary Guarantors” means each of (1) the Persons that are parties to this Supplemental Indenture as an initial Subsidiary Guarantor and (2) any other Subsidiary of the Partnership that becomes a Subsidiary Guarantor in accordance with the provisions of the Indenture.
     “Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Partnership shall calculate the Treasury Rate on the third business day preceding any redemption date and notify the Trustee in writing of the Treasury Rate prior to the redemption.
          Section 2.02. Other Definitions.

Defined in
Term	Section
“Additional Notes”	3.02
“Base Indenture”	Recitals
Exchange Act	5.03(a)
Indenture	Recitals
Lien	5.01
Notes	1.01(a)
Partnership	Preamble
Supplemental Indenture	Preamble
Trustee	Preamble
ARTICLE III
THE NOTES
          Section 3.01. Form. The Notes shall be issued initially in the form of one Global Security. The Notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes and Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto, the terms of which are incorporated in and made a part of this Supplemental Indenture, and the Partnership and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.
          Section 3.02. Issuance of Additional Notes. The Partnership may, from time to time, without notice to or the consent of the Holders of the Notes or the Trustee, increase the principal amount of Notes under the Indenture and issue such increased principal amount (or any portion thereof), in which case any additional Notes (“Additional Notes”) so issued will have the same form and terms (other than the date of issuance and, under certain circumstances, the date from which interest thereon will begin to accrue and the initial interest payment date), and will carry the same right to receive accrued and unpaid interest, as the Notes previously issued, and such Additional notes will form a single series with the Notes for all purposes under the Indenture.
          Section 3.03. Global Security Legend. Each of the Global Securities shall bear a legend in substantially the following form:
     UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE PARTNERSHIP OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
     TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO HEREIN.
ARTICLE IV
REDEMPTION AND PREPAYMENT
          Section 4.01. Optional Redemption.
               (a) The Partnership may redeem the Notes, in whole or in part at any time before March 1, 2021, at a redemption price equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on such Notes (exclusive of interest accrued to the redemption date) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 40 basis points, plus, in either case, accrued and unpaid interest, if any, on the principal amount being redeemed to such redemption date. On or after March 1, 2021, the Notes shall be redeemable and repayable, at the Partnership’s option, at any time in whole, or from time to time in part, at a price equal to 100% of the principal amount of the Notes to be redeemed plus accrued interest on the Notes to be redeemed to the date of redemption.
               (b) If fewer than all of the Notes are to be redeemed at any time, such Notes shall be selected for redemption not more than 60 days prior to the redemption date and such selection shall be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee deems appropriate (or, in the case of Notes represented by a Note in global form, by such method as DTC may require); provided, that no partial redemption of any Note will occur if such redemption would reduce the principal amount of such Note to less than $2,000. Notices of redemption with respect to the Notes shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address.
               (c) If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof shall be issued in the name of the holder thereof upon cancellation of the original Note. Notes called for redemption shall become due on the date fixed for redemption. Unless the Partnership defaults in payment of the redemption price, on and after the redemption date, interest shall cease to accrue on the Notes or portions of the Notes called for redemption.
               (d) The provisions of Article III of the Base Indenture in respect of the Notes shall apply to any optional redemption of the Notes except when such provisions conflict with the foregoing.
ARTICLE V
COVENANTS
          The following covenants, in addition to the covenants set forth in Article IV of the Base Indenture, shall apply to the Notes:
          Section 5.01. Limitations on Liens. While any of the Notes remain outstanding, the Partnership shall not, and shall not permit any of its Principal Subsidiaries to, create, or permit to be created or to exist, any mortgage, lien, pledge, security interest, charge, adverse claim, or other encumbrance (“Lien”) upon any Principal Property of the Partnership or any of its Principal Subsidiaries, or upon any equity interests of any Principal Subsidiary, whether such Principal Property is, or equity interests are, owned on or acquired after the date of the Indenture, to secure any Debt, unless the Notes then outstanding are equally and ratably secured by such Lien for so long as any such Debt is so secured, other than:
               (a) purchase money mortgages, or other purchase money Liens of any kind upon property acquired by the Partnership or any Principal Subsidiary after the date of the Indenture, or Liens of any kind existing on any property or any equity interests at the time of the acquisition thereof (including Liens that exist on any property or any equity interests of a Person that is consolidated with or merged with or into the Partnership or any Principal Subsidiary or that transfers or leases all or substantially all of its properties or assets to the Partnership or any Principal Subsidiary), or conditional sales agreements or other title retention agreements and leases in the nature of title retention agreements with respect to any property hereafter acquired, so long as no such Lien shall extend to or cover any other property of the Partnership or such Principal Subsidiary;

               (b) Liens upon any property of the Partnership or any Principal Subsidiary or any equity interests of any Principal Subsidiary existing as of the date of the initial issuance of the Notes or upon the property or any equity interests of any entity, which Liens existed at the time such entity became a Subsidiary of the Partnership;
               (c) Liens for taxes or assessments or other governmental charges or levies relating to amounts that are not yet delinquent or are being contested in good faith;
               (d) pledges or deposits to secure: (a) any governmental charges or levies; (b) obligations under workers’ compensation laws, unemployment insurance and other social security legislation; (c) performance in connection with bids, tenders, contracts (other than contracts for the payment of money) or leases to which the Partnership or any Principal Subsidiary is a party; (d) public or statutory obligations of the Partnership or any Principal Subsidiary; and (e) surety, stay, appeal, indemnity, customs, performance or return-of-money bonds or pledges or deposits in lieu thereof;
               (e) builders’, materialmen’s, mechanics’, carriers’, warehousemen’s, workers’, repairmen’s, operators’, landlords’ or other similar Liens, in the ordinary course of business;
               (f) Liens created by or resulting from any litigation or proceeding that at the time is being contested in good faith by appropriate proceedings, including Liens relating to judgments thereunder as to which the Partnership or any Principal Subsidiary has not exhausted its appellate rights;
               (g) Liens on deposits required by any Person with whom the Partnership or any Principal Subsidiary enters into forward contracts, futures contracts, swap agreements or other commodities contracts in the ordinary course of business and in accordance with established risk management policies and Liens in connection with leases (other than capital leases) made, or existing on property acquired, in the ordinary course of business;
               (h) easements (including, without limitation, reciprocal easement agreements and utility agreements), zoning restrictions, rights-of-way, covenants, consents, reservations, encroachments, variations and other restrictions on the use of property or minor irregularities in title thereto, charges or encumbrances (whether or not recorded) affecting the use of real property and which are incidental to, and do not materially impair the use of such property in the operation of the business of the Partnership and its Subsidiaries, taken as a whole, or the value of such property for the purpose of such business;
               (i) Liens in favor of the United States of America, any State, any foreign country or any department, agency or instrumentality or political subdivision of any such jurisdiction, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Debt incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such Liens, including, without limitation, Liens to secure Debt of the pollution control or industrial revenue bond type;

               (j) Liens of any kind upon any property acquired, constructed, developed or improved by the Partnership or any Principal Subsidiary (whether alone or in association with others) after the date of the Indenture that are created prior to, at the time of, or within 12 months after such acquisition (or in the case of property constructed, developed or improved, after the completion of such construction, development or improvement and commencement of full commercial operation of such property, whichever is later) to secure or provide for the payment of any part of the purchase price or cost thereof; provided that in the case of such construction, development or improvement the Liens shall not apply to any property theretofore owned by the Partnership or any Principal Subsidiary other than theretofore unimproved real property;
               (k) Liens in favor of the Partnership, one or more Principal Subsidiaries, one or more wholly-owned Subsidiaries of the Partnership or any of the foregoing in combination;
               (l) the replacement, extension or renewal (or successive replacements, extensions or renewals), as a whole or in part, of any Lien, or of any agreement, referred to in the clauses above, or the replacement, extension or renewal of the Debt secured thereby (not exceeding the principal amount of Debt secured thereby, other than to provide for the payment of any underwriting or other fees related to any such replacement, extension or renewal, as well as any premiums owed on and accrued and unpaid interest payable in connection with any such replacement, extension or renewal); provided that such replacement, extension or renewal is limited to all or a part of the same property that secured the Lien replaced, extended or renewed (plus improvements thereon or additions or accessions thereto); or
               (m) any Lien not excepted by the foregoing clauses; provided that immediately after the creation or assumption of such Lien the aggregate principal amount of Debt of the Partnership or any Principal Subsidiary secured by all Liens created or assumed under the provisions of this clause, together with all net sale proceeds from any Sale-Leaseback Transactions, subject to certain exceptions, shall not exceed an amount equal to 15% of the Consolidated Net Tangible Assets for the fiscal quarter that was most recently completed prior to the creation or assumption of such Lien.
          Notwithstanding the foregoing, for purposes of making the calculation set forth in clause (m) of the preceding paragraph, with respect to any such secured Debt of a non-wholly-owned Principal Subsidiary of the Partnership with no recourse to the Partnership or any wholly-owned Principal Subsidiary thereof, only that portion of the aggregate principal amount of such secured Debt reflecting the Partnership’s pro rata ownership interest in such non-wholly-owned Principal Subsidiary shall be included in calculating compliance herewith.
          Section 5.02. Restriction of Sale-Leaseback Transactions. While the Notes remain outstanding, the Partnership shall not, and shall not permit any of its Principal Subsidiaries to engage in a Sale-Leaseback Transaction, unless:
               (a) the Sale-Leaseback Transaction occurs within one year from the date of acquisition of the relevant Principal Property or the date of the completion of construction or commencement of full operations on such Principal Property, whichever is later, and the Partnership has elected to designate, as a credit against (but not exceeding) the purchase price or cost of construction of such Principal Property, an amount equal to all or a portion of the net sale proceeds from such Sale-Leaseback Transaction (with any such amount not being so designated to be applied as set forth in clause (c) below);
               (b) the Partnership or such Principal Subsidiary would be entitled to incur Debt secured by a Lien on the Principal Property subject to the Sale-Leaseback Transaction in a principal amount equal to or exceeding the net sale proceeds from such Sale-Leaseback Transaction without equally and ratably securing the Notes; or
               (c) the Partnership or such Principal Subsidiary, within a 270-day period after such Sale-Leaseback Transaction, applies or causes to be applied an amount not less than the net sale proceeds from such Sale-Leaseback Transaction to (1) the prepayment, repayment, redemption or retirement of any unsubordinated Debt of the Partnership or any of its Subsidiaries (A) for borrowed money or (B) evidenced by bonds, debentures, notes or other similar instruments, or (2) invest in another Principal Property.
          Section 5.03. Reports. So long as any Notes are outstanding, the Partnership shall:
               (a) during such time as it is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), file with the Trustee, within 15 days after it files the same with the SEC, copies of the annual reports and the information, documents and other reports which it is required to file with the SEC pursuant to the Exchange Act; and
               (b) during such time as it is not subject to the reporting requirements of the Exchange Act, file with the Trustee, within 15 days after it would have been required to file the same with the SEC, financial statements, including any notes thereto (and with respect to annual reports, an auditors’ report by a firm of established national reputation) and a Management’s Discussion and Analysis of Financial Condition and Results of Operations, both comparable to what it would have been required to file with the SEC had it been subject to the reporting requirements of the Exchange Act.
          With respect to the Notes, the provisions of this Section 5.03 shall replace and preempt the provisions of Section 4.05(a) of the Base Indenture in their entirety.
          Section 5.04. Additional Subsidiary Guarantors. If, after the date of the Indenture, any of the Partnership’s Subsidiaries that is not already a Subsidiary Guarantor guarantees, becomes a borrower or guarantor under, or grants any Lien to secure any obligations pursuant to, the Revolving Credit Facility, then the Partnership shall cause such Subsidiary to become a Subsidiary Guarantor by executing a supplement to the Indenture and delivering such supplement to the Trustee promptly (but in any event, within ten business days of the date on which it guaranteed or incurred such obligations or granted such Lien, as the case may be).
          Section 5.05. Consolidation, Merger, Conveyance or Transfer of Subsidiary Guarantors. No Subsidiary Guarantor shall consolidate with or merge with or into any other Person, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets and the properties or assets of its Subsidiaries (taken as a whole with the properties or assets of such Subsidiary Guarantor) to another Person in one or more related transactions unless:
               (a) either: (i) in the case of a merger or consolidation, such Subsidiary Guarantor is the survivor; or (ii) the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made, is a Person formed, organized or existing under the laws of the United States, any state thereof or the District of Columbia;
               (b) the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor), or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made, expressly assumes all of such Subsidiary Guarantor’s obligations under its Guarantee and the Indenture pursuant to a supplemental indenture;
               (c) the Subsidiary Guarantor or the successor Person delivers an Officers’ Certificate and Opinion of Counsel to the Trustee, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and any supplemental indenture required in connection therewith comply with the Indenture and that all conditions precedent set forth in the Indenture have been complied with; and
               (d) immediately after giving effect to the transaction, no Event of Default or default under the Indenture will have occurred and be continuing.
          Upon the assumption of any Subsidiary Guarantor’s obligations under the Indenture by a successor, such Subsidiary Guarantor shall be discharged from all obligations under the Indenture.
ARTICLE VI
SUCCESSORS
          With respect to the Notes, the provisions of this Article VI shall replace and preempt the provisions of Section 10.01 of the Base Indenture in their entirety.
          Section 6.01. Consolidation and Mergers of the Partnership. The Partnership may not consolidate with or merge with or into any other Person, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets and the properties or assets of its Subsidiaries (taken as a whole with the properties or assets of the Partnership) to another Person in one or more related transactions unless:
               (a) either (i) in the case of a merger or consolidation, the Partnership is the survivor; or (ii) the Person formed by or surviving any such consolidation or merger (if other than the Partnership) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made, is a Person formed, organized or existing under the laws of the United States, any state thereof or the District of Columbia;
               (b) the Person formed by or surviving any consolidation or merger (if other than the Partnership) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made, expressly assumes all of the Partnership’s obligations under the Indenture, including the Partnership’s obligation to pay all principal of, premium, if any, and interest on, the Notes pursuant to the Indenture;
               (c) the Partnership or the successor Person delivers an Officers’ Certificate and Opinion of Counsel to the Trustee, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and any supplemental indenture required in connection therewith comply with the Indenture and that all conditions precedent set forth in the Indenture have been complied with;
               (d) if the Partnership is not the survivor, each Subsidiary Guarantor delivers an Officers’ Certificate to the Trustee stating that its Guarantee will continue to apply to the Notes; and
               (e) immediately after giving effect to the transaction, no Event of Default or default under the Indenture will have occurred and be continuing.
ARTICLE VII
LEGAL DEFEASANCE AND COVENANT DEFEASANCE
          Section 7.01. Covenant Defeasance. If the Partnership effects a covenant defeasance of the Notes pursuant to Sections 11.02(b) and 11.03 of the Base Indenture, the Partnership shall cease to have any obligation to comply with the covenants set forth in Sections 5.01, 5.02, 5.04 and 5.05 hereof.
ARTICLE VIII
GUARANTEES
          In accordance with Article XIV of the Base Indenture, the Notes will be fully, unconditionally and absolutely guaranteed on a senior, unsecured basis by the Subsidiary Guarantors. With respect to the Notes, the provisions of this Article VIII shall replace and preempt the provisions of Sections 14.04(a) and 14.04(c) of the Base Indenture in their entirety.
          Section 8.01. Release of Guarantees. The Guarantee of a Subsidiary Guarantor shall be released: (i) in connection with any sale or other disposition of all or substantially all of the properties or assets of, or all of the Partnership’s direct or indirect limited partnership, limited liability company or other equity interests in, such Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) an Affiliate of the Partnership; (ii) upon the merger of such Subsidiary Guarantor into the Partnership or any other Subsidiary Guarantor or the liquidation or dissolution of such Subsidiary Guarantor; (iii) upon legal defeasance or covenant defeasance with respect to the Notes, as set forth in Sections 11.02(b) and 11.03 of the Base Indenture; or (iv) upon delivery of written notice to the Trustee of the release of all guarantees or other obligations of such Subsidiary Guarantor under the Revolving Credit Facility. If, at any time following any release of a Subsidiary Guarantor from its initial Guarantee of the Notes pursuant to clause (iv) in the preceding sentence, the Subsidiary Guarantor again incurs obligations under the Revolving Credit Facility, then the Partnership shall cause such Subsidiary Guarantor to again guarantee the Notes in accordance with the Indenture.

ARTICLE IX
MISCELLANEOUS
          Section 9.01. Integral Part. This Supplemental Indenture constitutes an integral part of the Indenture.
          Section 9.02. Adoption, Ratification and Confirmation. The Base Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.
          Section 9.03. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed an original; and all such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of this Supplemental Indenture by facsimile or electronic transmission shall be equally as effective as delivery of an original executed counterpart of this Supplemental Indenture. Any party delivering an executed counterpart of this Supplemental Indenture by facsimile or electronic transmission also shall deliver an original executed counterpart of this Supplemental Indenture, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability and binding effect of this Supplemental Indenture.
          Section 9.04. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Partnership.
          Section 9.05. Governing Law. THIS SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
[Signatures on following pages]

     IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed, all as of the day and year first above written.

Western Gas Partners, LP By: Western Gas Holdings, LLC, its general partner
By:	/s/ Benjamin M. Fink
	Name:	Benjamin M. Fink
	Title:	Senior Vice President, Chief Financial Officer and Treasurer

Anadarko Gathering Company LLC
Anadarko Wattenberg Company, LLC
Kerr-McGee Gathering LLC
MIGC LLC
Pinnacle Gas Treating LLC
Western Gas Wyoming, L.L.C.

By: WGR Operating, LP, as sole member

By: Western Gas Operating, LLC, its general partner

By:	/s/ Benjamin M. Fink
	Name:	Benjamin M. Fink
	Title:	Senior Vice President and Chief Financial Officer

Western Gas Operating, LLC
By:	/s/ Benjamin M. Fink
	Name:	Benjamin M. Fink
	Title:	Senior Vice President and Chief Financial Officer

WGR Operating, LP By: Western Gas Operating, LLC, its general partner
By:	/s/ Benjamin M. Fink
	Name:	Benjamin M. Fink
	Title:	Senior Vice President and Chief Financial Officer

Signature Page to Supplemental Indenture

Wells Fargo Bank, National Association
By:	/s/ John C. Stohlmann
	Name:	John C. Stohlmann
	Title:	Vice President

Signature Page to Supplemental Indenture

EXHIBIT A
(Form of Face of Note)

CUSIP 958254 AA2 ISIN US958254AA26	No. __ $__________
WESTERN GAS PARTNERS, LP.
5.375% Senior Notes due 2021
Western Gas Partners, LP, promises to pay to __________, or registered assigns, the principal sum of _______________ Dollars [or such greater or lesser amount as may be endorsed on the Schedule attached hereto]1 on June 1, 2021.
Interest Payment Dates: June 1 and December 1
Record Dates: May 15 and November 15

Western Gas Partners, LP By: Western Gas Holdings, LLC, its general partner
By:
	Name:	Benjamin M. Fink
	Title:	Senior Vice President, Chief Financial Officer and Treasurer

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
This is one of the Debt Securities of the series designated therein referred to in the within-mentioned Indenture.

Wells Fargo Bank, National Association
By:
	Name:	John C. Stohlmann
	Title:	Vice President

[1]	To be included only if the Note is issued in global form.

(Form of Back of Note)
5.375% Senior Notes due 2021
     [UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE PARTNERSHIP OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO HEREIN.]2
          Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.
          1. Interest. Western Gas Partners, LP, a Delaware limited partnership (the “Partnership”) promises to pay interest on the principal amount of this Note at 5.375% per annum from May 18, 2011 until maturity. The Partnership shall pay interest semi-annually on June 1 and December 1 of each such year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance. The first Interest Payment Date shall be December 1, 2011.
          2. Method of Payment. The Partnership shall pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the May 15 or November 15 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.17 of the Base Indenture with respect to defaulted interest, and the Partnership shall pay principal (and premium, if any) of the Notes upon surrender thereof to the Trustee or a paying agent on or after June 1, 2011. The Notes shall be payable as to principal, premium, if any, and interest at the office or agency of the Trustee maintained for such purpose within or without The City and State of New York, or, at the option of the Partnership, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds shall be

[2]	To be included only if the Note is issued in global form.

required with respect to principal of and interest and premium, if any, on, each Global Security and all other Notes the Holders of which shall have provided wire transfer instructions to the Partnership or the paying agent on or prior to the applicable record date. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.
          3. Paying Agent and Registrar. Initially, Wells Fargo Bank, National Association, the Trustee under the Indenture, shall act as paying agent and Registrar. The Partnership may change any paying agent or Registrar without notice to any Holder. The Partnership or any of its Subsidiaries may act in any such capacity.
          4. Indenture. The Partnership issued the Notes under an Indenture dated as of May 18, 2011 (the “Base Indenture”), as supplemented by the First Supplemental Indenture dated as of May 18, 2011 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) among the Partnership, the Trustee and the subsidiary guarantors signatory thereto (the “Subsidiary Guarantors”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are obligations of the Partnership initially in aggregate principal amount of $500 million. The Partnership may issue an unlimited aggregate principal amount of Additional Notes under the Indenture. Any such Additional Notes that are actually issued shall be treated as issued and outstanding Notes (and as the same series (with identical terms other than with respect to the issue date, the date of first payment of interest, if applicable, and the payment of interest accruing prior to the issue date) as the initial Notes) for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase. To secure the due and punctual payment of the principal and interest on the Notes and all other amounts payable by the Partnership under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Subsidiary Guarantors have unconditionally guaranteed the Note Obligations under the Indenture and the Notes on a senior basis pursuant to the terms of the Indenture.
          5. Optional Redemption. The Partnership may redeem the Notes, in whole or in part at any time before March 1, 2021, at a redemption price equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on such Notes (exclusive of interest accrued to the redemption date) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 40 basis points, plus, in either case, accrued and unpaid interest, if any, on the principal amount being redeemed to such redemption date. On or after March 1, 2021, the Notes shall be redeemable and repayable, at the Partnership’s option, at any time in whole, or from time to time in part, at a price equal to 100% of the principal amount of the Notes to be redeemed plus accrued interest on the Notes to be redeemed to the date of redemption.

          For purposes of determining any redemption price, the following definitions shall apply:
          “Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes; provided, however, that if no maturity is within three months before or after the maturity date for such Notes, yields for the two published maturities most closely corresponding to such United States Treasury security shall be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight line basis rounding to the nearest month.
          “Comparable Treasury Price” means, with respect to any redemption date for Notes, (1) the average of four Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest of all of the Reference Treasury Dealer Quotations or (2) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.
          “Quotation Agent” means the Reference Treasury Dealer appointed by the Partnership.
          “Reference Treasury Dealer” means (i) each of Morgan Stanley & Co. Incorporated and one U.S. government securities dealer in The City of New York (a “Primary Treasury Dealer”) selected by Wells Fargo Securities, LLC, and their respective successors; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, the Partnership shall substitute therefor another Primary Treasury Dealer and (ii) two other Primary Treasury Dealers selected by the Partnership.
          “Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding the redemption date.
          “Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Partnership shall calculate the Treasury Rate on the third business day preceding any redemption date and notify the Trustee in writing of the Treasury Rate prior to the redemption.
          6. Notice of Redemption. Notice of redemption shall be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address. Unless the Partnership default in payment of the redemption price, on and after the redemption date interest ceases to accrue on Notes or portions thereof called for redemption.
          7. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Partnership may require a Holder to pay any taxes or other governmental charges required by law or permitted by the Indenture. The Partnership need not exchange or register the transfer of any Note or portion of a Note selected for redemption or repurchase, except for the unredeemed or unrepurchased portion of any Note being redeemed or repurchased in part. Also, the Partnership need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or repurchased or during the period between a record date and the corresponding Interest Payment Date.
          8. Persons Deemed Owners. The registered Holder of a Note shall be treated as its owner for all purposes.
          9. Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of a majority in aggregate principal amount of the then Outstanding Notes, and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the then Outstanding Notes. Without the consent of any Holder of a Note, the Indenture or the Notes may be amended or supplemented for any of the purposes set forth in Section 9.01 of the Base Indenture (as amended by the Supplemental Indenture), including to cure any ambiguity, defect or inconsistency, to provide for the assumption of the Partnership’s obligations to Holders of the Notes in case of a merger or consolidation of the Partnership or sale of all or substantially all of the Partnership’s assets, to add or release Subsidiary Guarantors (or their successors) pursuant to the terms of the Indenture, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any Holder of the Notes, to comply with the requirements of the Commission to permit the qualification of the Indenture under the Trust Indenture Act, to evidence or provide for the acceptance of appointment under the Indenture of a successor Trustee, to add any additional Events of Default, to secure the Notes or the Guarantees or to establish the form or terms of any other series of Debt Securities.
          10. Defaults and Remedies. Events of Default with respect to the Notes include: (i) default for 30 days in the payment when due of interest on the Notes; (ii) default in payment when due of principal of or premium, if any, on the Notes at maturity, upon redemption or otherwise, (iii) failure by the Partnership or any Subsidiary Guarantor for 60 days after notice to comply with any of the other agreements in the Indenture; (iv) except as permitted by the Indenture, any Guarantee shall cease for any reason to be in full force and effect (except as otherwise provided in the Indenture) or is declared null and void in a judicial proceeding or any Subsidiary Guarantor, or any Person acting on behalf of any Subsidiary Guarantor, shall deny or disaffirm its obligations under the Indenture or its Guarantee and (v) certain events of bankruptcy or insolvency with respect to the Partnership or any of the Subsidiary Guarantors. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then Outstanding Notes may declare all the Notes to be due and payable. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency of either the Partnership or a Subsidiary Guarantor, all Outstanding Notes shall become due and payable without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then Outstanding Notes may direct the Trustee in its exercise of any trust or power. If and so long as the board of directors, an executive committee of the board of directors or trust committee of Responsible Officers of the Trustee in good faith so determines, the Trustee may withhold from Holders of the Notes notice of any continuing Default (except a Default relating to the payment of principal, premium, if any, or interest) if it determines that withholding notice is in their interests. The Holders of a majority in aggregate principal amount of the Notes then Outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any past Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, the principal of, or premium, if any, on the Notes or except as otherwise specified in Section 6.06 of the Base Indenture. The Partnership and the Subsidiary Guarantors are required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Partnership is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.
          11. Trustee Dealings with the Partnership. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Partnership or its Affiliates, and may otherwise deal with the Partnership or its Affiliates, as if it were not the Trustee.
          12. No Recourse Against Others. The partners (other than the General Partner), directors, officers, employees, incorporators and members of each of the Partnership and the Subsidiary Guarantors, as such, shall have no liability for any obligations of the Subsidiary Guarantors or the Partnership under the Debt Securities, this Indenture or any Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. By accepting a Debt Security, each Holder shall waive and release all such liability. The waiver and release shall be part of the consideration for the issue of the Debt Securities.
          13. Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.
          14. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).
          15. CUSIP and ISIN Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Partnership has caused CUSIP and corresponding ISIN numbers to be printed on the Notes, and the Trustee may use CUSIP and corresponding ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.
          The Partnership shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:
Western Gas Partners, LP
1201 Lake Robbins Drive
The Woodlands, Texas 77380-1046
Telephone: (832) 636-6000

NOTATION OF GUARANTEE
     Each of the Subsidiary Guarantors (which term includes any successor Person under the Indenture), has fully, unconditionally and absolutely guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture, the due and punctual payment of the principal of, and premium, if any, and interest on the Notes and all other amounts due and payable under the Indenture and the Notes by the Partnership.
     The obligations of each of the Subsidiary Guarantors to the Holders of Debt Securities and to the Trustee pursuant to its Guarantee and the Indenture are expressly set forth in Article XIV of the Base Indenture, as supplemented by Article VII of the Supplemental Indenture and reference is hereby made to the Indenture for the precise terms of the Guarantee.

[Subsidiary Guarantors]
By:
Name:
Title:

Assignment Form
To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)
and irrevocably appoint                            agent to transfer this Note on the books of the Partnership. The agent may substitute another to act for him.
Date: _____________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee:

(Signature must be guaranteed by a financial institution that is a member of the Securities Transfer Agent Medallion Program (“STAMP”), the Stock Exchange Medallion Program (“SEMP”), the New York Stock Exchange, Inc. Medallion Signature Program (“MSP”) or such other signature guarantee program as may be determined by the Registrar in addition to, or in substitution for, STAMP, SEMP or MSP, all in accordance with the Securities Exchange Act of 1934, as amended.)

SCHEDULE OF INCREASES OR DECREASES IN THE GLOBAL NOTE3
     The original principal amount of this Global Note is $500,000,000. The following increases or decreases in this Global Note have been made:

Principal
	Amount of	Amount of	Amount of	Signature of
	decrease in	increase in	this Global Note	authorized
	Principal Amount	Principal Amount	following such	signatory of
	of	of	decrease	Trustee or Note
Date of Exchange	this Global Note	this Global Note	(or increase)	Custodian

[3]	To be included only if the Note is issued in global form.